Exhibit 99.g(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

VERSUS CAPITAL ADVISORS LLC

AND

CALLAN ASSOCIATES INC.

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this          day of                         , 2011, by and between VERSUS CAPITAL ADVISORS LLC, a Delaware limited liability company (the “Adviser”) and CALLAN ASSOCIATES INC., a California corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management advice and services; and

WHEREAS, the Adviser has been retained to act as the investment adviser to Versus Global Multi-Manager Real Estate Income Fund (the “Fund”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company, pursuant to an Investment Management Agreement dated                         , 2011 (the “Investment Management Agreement”); and

WHEREAS, Section 2(f) of the Investment Management Agreement permits the Adviser, subject to the supervision and direction of the Fund’s board of directors (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Investment Management Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Duties of the Sub-Adviser.

(a)                                  Retention of Sub-Adviser.  The Adviser hereby employs the Sub-Adviserto assist the Adviser in the investment and reinvestment of the assets of the Fund, subject to the terms set forth herein and subject to the supervision of the Board.

(b)                                 Responsibilities of Sub-Adviser.  Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

(i)                                     as a multi-strategy and multi-manager investment product, the Sub-Adviser will assist in the process of selecting and conducting due diligence on investment managers (“Investment Managers”) and investment funds (“Investment Funds”) for the Fund.

(ii)                                  make recommendations to the Adviser as to the composition and allocation of the portfolio of Investment Managers and Investment Funds of the Fund, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific Investment Funds and other Investment Managers;

(iii)                               assist the Adviser in identifying, evaluating and negotiating the structure of the investments made by the Fund;

(iv)                              provide the Adviser with ongoing performance measurement and monitoring of the Investment Funds and Investment Managers, including ongoing due diligence update reviews.  Notwithstanding the foregoing, the Sub-Adviser shall not be responsible for reviewing the risks of individual securities nor the compliance/non-compliance of individual security holdings with the Fund’s investment policy and guidelines;

(v)                                 provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the Fund; and

(vi)                              maintain such books and records as are required under the Advisers Act and the 1940 Act.

Notwithstanding the foregoing, however, all investment decisions will ultimately be the responsibility of the Adviser.  Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the Fund, including, but not limited to, administrative (such as valuation-related services), management or other similar services.

(c)                                  Right of Sub-Adviser.  Should the Adviser select a new Investment Fund or Investment Manager that has not been approved by the Sub-Adviser or choose not to terminate an Investment Manager or Investment Fund that was recommended for termination by the Sub-Adviser, then such action or actions by the Adviser shall enable the Sub-Adviser to terminate this Agreement “for cause” pursuant to Section 8 of this Agreement.  This section shall in no way be contrued to give the Sub-Adviser any discretion to make investment decisions.

(d)                                 Acceptance of Employment.  The Sub-Adviser hereby agrees during the hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.  The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s current registration statement (subject to the limitations set forth in

Section 1(b)(iv) above); (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; (iii) applicable law and related regulations, including without limitation the Advisers Act and the 1940 Act, and (iv) in accordance with the investment guidelines attached as Exhibit B.  The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i), (ii) or (iv) above after it becomes aware of such changes.

(e)                                  Independent Contractor Status.  The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2.                                      Fees and Expenses.

In consideration for the Sub-Adviser’s ongoing services hereunder, the Adviser shall pay the Sub-Adviser the fees and expense reimbursement as described below, payable quarterly in arrears (within 10 business days of the Fund’s payment of the Adviser):

(a)                                  A quarterly fee of $25,000 for the first six Investment Funds and Investment Managers monitored in the portfolio, plus an incremental quarterly amount of $4,000 for each Investment Fund and Investment Manager monitored in excess of six; plus the following:

(i)                                     An annual fee paid on a quarterly basis and based on the Fund’s assets under management as reported in the Sub-Adviser’s performance measurement reports, equal to the sum of:

(ii)                                  with respect to the cumulative net asset value between $0 and $100 million of assets under management, an annual fee of 10 basis points (0.10%);

(iii)                               with respect to the cumulative net asset value in excess of $100 million up to $200 million of assets under management, an annual fee of 9 basis points (0.09%);

(iv)                              with respect to the cumulative net asset value in excess of $200 million up to $300 million of assets under management, an annual fee of 8 basis points (0.08%);

(v)                                 with respect to the cumulative net asset value in excess of $300 million up to $400 million of assets under management, an annual fee of 7 basis points (0.07%);

(vi)                              with respect to the cumulative net asset value in excess of $400 million up to $500 million of assets under management, an annual fee of 6 basis points (0.06%); and

(vii)                           with respect to the cumulative net asset value in excess of $500 million, an annual fee of 5 basis points (0.05%).

The fees payable to the Sub-Adviser include all out of pocket expenses and report production.  No fees beyond the stated fees above will be assessed.  During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder.  The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates.

The Adviser shall cause the Sub-Adviser to be reimbursed by the Fund or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the Fund or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections of the Investment Management Agreement had such expenses been incurred by the Adviser.  The Sub-Adviser shall maintain, in accordance with the Sub-Adviser’s document retention policy, and the requirements of the Adviser’s Act and the 1940 Act, and supply to the Fund and the Adviser as they may reasonably request, records of all such expenses.

3.                                      Representations and Warranties of the Sub-Adviser.

The Sub-Adviser represents and warrants to the Adviser as follows:

(a)                                  The Sub-Adviser shall be registered as an investment adviser under the Advisers Act as of the date the Fund commences investment operations and shall maintain such registration;

(b)                                 The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and to carry on its business as it is now being conducted;

(c)                                  The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors and no action by or in respect of or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d)                                 The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Sub-Adviser will promptly provide the Adviser and the Fund with a complete copy of all subsequent amendments to its Form ADV.

(e)                                  The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Adviser and the Fund with a copy of that code, together with evidence of its adoption.  Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a senior executive of the Sub-Adviser shall certify to the Adviser or the Fund that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation.  Upon written request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

4.                                      Representations and Warranties of the Adviser.

The Adviser represents and warrants to the Sub-Adviser and the Fund as follows:

(a)                                  The Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration;

(b)                                 The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)                                  The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)                                 The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Adviser will promptly provide the Sub-Adviser with a complete copy of all subsequent amendments to its Form ADV.

(e)                                  The Adviser and the Fund have duly entered into the Investment Management Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement.

(f)                                    The Adviser shall comply with all requirements applicable to the investment adviser of a limited liability company like the Fund under the Advisers Act and the 1940 Act.

5.                                      Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 3 and 4, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

6.                                      Liability and Indemnification.

(a)                                  The duties of the Sub-Adviser shall be confined to those expressly set forth herein.  The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.  (As used in this Section 6, the term “Sub-Adviser” shall include, without limitation, its directors, officers, employees and other agents of the Sub-Adviser as well as that entity itself).

(b)                                 The Sub-Adviser shall indemnify the Adviser and the Fund, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c)                                  The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, or violation of applicable law, including, without limitation, federal and state securities laws.

7.                                      Sub-Adviser Investment Manager Client List Disclosure.

Adviser acknowledges receipt of the Sub-Adviser’s disclosure list of investment manager clients no later than the date of the execution of this Agreement.

8.                                      Duration and Termination of Agreement.

(a)                                  Term and Effectiveness.  This Agreement shall become effective as of the date of its execution, providing it has been approved by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act.  The Agreement shall remain in effect for a period of two years, and thereafter shall continue for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the Adviser, (ii)

the Sub-Adviser, and (iii) pursuant to approval by (1) the Board, or by the vote of the outstanding securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), and (2) a majority of those Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)                                 Termination.  This Agreement may be terminated at any time, upon 60 days’ written notice, by (i) the Adviser or (ii) the Sub-Adviser.  The Agreement may be terminated at any time, without the payment of any penalty, by (i) vote of the Board; or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than 60 days’ written notice to the Sub-Adviser, in accordance with Section 15(a)(3) of the 1940 Act.  This Agreement shall automatically terminate in the event of (i) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (ii) the termination of the Investment Management Agreement.  The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Adviser and Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)                                  Termination Fee.  The Sub-Adviser shall be entitled to receive all amounts earned and payable to it and not yet paid, pursuant to Section 3 of this Agreement, as of the date of termination. In addition, a one-time termination fee will be assessed in the event of the termination of this Agreement by the Sub-Adviser as a result of the Adviser’s material breach of this Agreement or pursuant to the Sub-Adviser’s right to terminate under Section 1(c) of this Agreement (“Cause”). No termination fee shall be paid if the Sub-Adviser terminates this Agreement without Cause or if the Adviser terminates this Agreement as a result of the Sub-Adviser’s material breach of this Agreement. Such termination fee shall be paid within ninety (90) days of Adviser’s termination and shall be based on the Fund’s assets under management as reported in the Sub-Adviser’s performance measurement reports, equal to the sum of:

(i)                                     with respect to the cumulative net asset value between $0 and $100 million of assets under management, a fee of 10 basis points (0.10%);

(ii)                                  with respect to the cumulative net asset value in excess of $100 million up to $200 million of assets under management, a fee of 9 basis points (0.09%);

(iii)                               with respect to the cumulative net asset value in excess of $200 million up to $300 million of assets under management, a fee of 8 basis points (0.08%);

(iv)                              with respect to the cumulative net asset value in excess of $300 million up to $400 million of assets under management, a fee of 7 basis points (0.07%);

(v)                                 with respect to the cumulative net asset value in excess of $400 million up to $500 million of assets under management, a fee of 6 basis points (0.06%); and

(vi)                              with respect to the cumulative net asset value in excess of $500 million, a fee of 5 basis points (0.05%).

9.                                      Use of Sub-Adviser’s Name.

(a)                                  The Adviser will not use the Sub-Adviser’s company name or refer to the Sub-Adviser, any of its employees or Sub-Adviser’s services, in any document, including, but not limited to, market materials, regulatory filings and performance reporting materials, without giving the Sub-Adviser the opportunity to review such document and without obtaining the prior written approval of the Sub-Adviser. Sub-Adviser shall have a minimum of one week to review, make recommendations for modification, and approve, in its sole discretion, such documents.

(b)                                 Upon the termination of this Agreement pursuant to Section 8(b) above, Adviser shall promptly remove any and all references to the Sub-Adviser from all Fund documents, including but not limited to, marketing materials, regulatory filings and performance reporting materials.  Within ten (10) business days of the termination of this Agreement, Adviser shall certify in writing that all references to the Sub-Adviser have been removed from such documents.

10.                               Services Not Exclusive.

Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

11.                               Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) one (1) business day after deposit with a recognized overnight courier, or (iii) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, postage prepaid, return receipt requested.

12.                               Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

13.                               Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.

14.                               Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

VERSUS CAPITAL ADVISORS LLC

By:
Name:
Title:

CALLAN ASSOCIATES INC.

By:
Name:
Title:

EXHIBIT A

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT, dated as of July       , 2011 (the “Agreement”), is made and entered into by and among Versus Global Multi-Manager Real Estate Income Fund LLC, a Delaware limited liability company (the “Fund”) and Versus Capital Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, closed-end investment company and the Fund’s shares of limited liability company (the “Shares”) are registered under the Securities Act of 1933, as amended (the “1933 Act”) for sale to prospective shareholders (“Shareholders”);

WHEREAS, the Fund, as is more fully described in its prospectus, is registering as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the 1940 Act;

WHEREAS, the Fund has filed a registration statement with the SEC on Form N-2 (the “Prospectus”);

WHEREAS, the Adviser is newly registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund is operated pursuant to the terms of a limited liability company agreement dated as of                        (the “Fund LLC Agreement”);

WHEREAS, pursuant to the Fund LLC Agreement, the board of directors of the Fund (the “Board”) has full power and authority to manage the Fund

WHEREAS, the Board desires to delegate to the Adviser full discretion and authority over the assets and liabilities of the Fund;

WHEREAS, the Board wishes to delegate other powers to the Adviser in respect of operations of the Fund, in accordance with the provisions of this Agreement; and

WHEREAS, the Adviser wishes to assume such authority, subject to and in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual promises herein contained, the parties agree as follows:

Section 1.                                          Appointment of the Adviser.

(a)                                  The Board hereby appoints the Adviser to act as investment manager for the Fund for the period and on the terms set forth in this Agreement.

(b)                                 By executing this Agreement, the Adviser accepts such appointments and agrees to render the services herein set forth for the compensation herein provided.

(c)                                  The Adviser undertakes to give the Fund the benefit of its judgment, efforts and facilities in rendering its services.

(d)                                 The Adviser shall not be an independent contractor or employee of the Fund, and the Adviser shall not have authority to act for, represent, bind or obligate the Fund except as provided herein.

Section 2.                                          Responsibilities of the Adviser.

(a)                                  determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(b)                                 identify, evaluate and negotiate the structure of the investments made by the Fund;

(c)                                  execute, monitor and service the Fund’s investments;

(d)                                 determine the securities and/or other assets that the Fund shall purchase, retain, or sell;

(e)                                  perform due diligence on prospective investment managers (the “Investment Managers”) and investment funds and/or assets (the “Investment Funds”);

(f)                                    select investment managers, sub-advisers, service providers including without limitation broker-dealers, attorneys, accountants, administrators and transfer agents.

(g)                                 manage the assets and liabilities of the Fund; and

(h)                                 provide the Fund with such other investment advisory, research and related services as the Fund’s Board may, from time to time, reasonably request or require for the investment of its funds.

Section 3.                                          Authority of Adviser.

(a)                                  Under the supervision of the Board and pursuant to this Agreement and in accordance with the 1940 Act, the Adviser shall be responsible for:

(i)            the investment of substantially all the assets of the Fund, net of reserves maintained for reasonably anticipated expenses, into the Investment Funds and securities managed by Investment Managers, in  accordance with the Prospectus and the Fund’s policies;

(ii)           the investment of the assets of the Fund in accordance with the terms of the Fund’s Prospectus, in Investment Funds that are organized in U.S. and non-U.S. jurisdictions and classified as corporations for U.S. federal income tax purposes to whom the assets of the Fund will be allocated, and in certain instances the Adviser shall engage sub-advisers for the management of a specified portion of the Fund’s assets, each an independent investment adviser (each, an “Underlying Adviser” and, collectively, the “Underlying Advisers”).

(iii)          the borrowing of money on a limited basis to achieve the Fund’s objectives; and

(iv)                              the use of leverage for liquidity purposes.

(b)                                 The Adviser shall have full and absolute authority to cause the Fund to engage in transactions in securities provided, however, that such transactions shall at all times conform to and be in accordance with the requirements imposed by:

(i)            any provision of applicable law, including but not limited the 1940 Act and the requirements to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)           the provisions of the Fund’s LLC Agreement, as amended from time to time and any supplements delivered to the Adviser; and

(iii)          the provisions of the Fund’s Prospectus and any supplements delivered to the Adviser.

(c)                                  As necessary, the Adviser shall also be responsible for selecting brokers and dealers and for negotiating brokerage commissions and fees, and/or dealer charges or other transaction costs.

(d)                                 The Adviser shall have the power, under the supervision of the Board and in accordance with the 1940 Act, to carry out any and all of the purposes of the Fund (or described in the Fund’s Prospectus and any amendment or supplement thereto) and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary, advisable, convenient, or incidental thereto including, without limitation, the power to:

(i)            open, maintain, and close bank, custodial, brokerage, and other accounts, to effect transactions in such accounts, and to pay or authorize the payment of such brokerage commissions as deemed appropriate by the Adviser to brokers who execute transactions for the account of the Fund and who may supply research or other services utilized by a Fund;

(ii)           perform any and all acts on behalf, and exercise all rights, of the Fund with respect to its interest in any person, firm, corporation, or other entity including, without limitation, the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(iii)          direct the formulation and implementation of investment policies and strategies of the Fund;

(iv)          cause the Fund to invest, reinvest, and trade, in securities (including money market instruments);

(v)                                 to enter into, make, and perform any other contracts, agreements, or other undertakings it may deem advisable in acting as Adviser of the Fund;

(vi)                              to act for the Fund in all other matters relating to its investment management duties; and

(vii)         authorize any officer, employee, or other agent of the Adviser, or agent or employee of the Fund, to act for and on behalf of the Fund in all matters incidental to the foregoing.

(e)                                  Under the supervision of the Board and in accordance with applicable law, the Adviser further agrees to provide, or arrange for the provision of and oversee the following administrative services to the Funds:

(i)            the determination and publication of the Fund’s net asset value in accordance with the Fund’s policy as adopted from time to time by the Board;

(ii)           the maintenance by the Fund’s administrator, custodian and/or transfer agent and dividend disbursing agent of certain books and records of the Funds as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as are approved by the Board) such other books and records required by law or for the proper operation of the Funds;

(iii)          the preparation and filing of the Fund’s federal, state and local income tax returns and any other required tax returns;

(iv)                              the payment of the Fund’s fees and expenses;

(v)                                 the preparation for review and approval by officers of the Fund, the financial information for the Fund’s financials and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Shareholders, and arrange for the printing and dissemination of such reports and communications to Shareholders;

(vi)          the preparation for review by an officer of the Fund, the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be required by applicable law;

(vii)         the preparations of such reports relating to the business and affairs of the Fund as may be requested by the Board;

(viii)        the provision of reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deem appropriate;

(ix)          the provision of reports and recommendations to the Board concerning the performance and fees of the Fund’s administrator, custodian and transfer agent and dividend disbursing agent as the Board may reasonably request or deem appropriate;

(x)           the review of the calculations of fees paid to the Fund’s service providers;

(xi)          the provision of necessary calculations as required under Section 18 of the 1940 Act;

(xii)         the consultation with the Fund’s officers, independent accountants, legal counsel, administrator, custodian, transfer agent, dividend disbursing agent and other service providers in establishing the accounting policies of such and monitor financial and Shareholder accounting services;

(xiii)        the determination of the amounts available for distribution as dividends and distributions to be paid by the Fund to its share;

(xiv)        the preparation and arrangement for printing of dividend notices to Shareholders;

(xv)         the provision to the Fund’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

(xvi)        the preparation of such information and reports as may be required by any banks from which a Fund borrows funds;

(xvii)       the provision of such assistance to the administrator, custodian and the Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Funds;

(xviii)      the response to Shareholders’ inquiries relating to the Fund or refer such inquiries to the Fund’s officers or service providers, as appropriate;

(xix)        to the extent such minimum amount restrictions may be reduced by a Board in accordance with the terms of the LLC Agreement, the waiver of any minimum amount restriction described in the LLC Agreements relating to initial or subsequent investments or ongoing minimum investment; provided, however, that the Adviser may not permit an initial investment in a Fund of less than $5,000;

(xx)         the approval of any transfer of Shares of the Fund in accordance with the limitations on transferability of Shares set forth in the LLC Agreement of the Fund; and the supervision of any other aspects of the Fund’s service providers, administrators and/or sub-advisers as may be required.

(f)           The Adviser may act for and on behalf of the Fund in all matters incidental to the foregoing.

Section 4.                                          Compensation of the Adviser.  For the Adviser’s services hereunder, the Adviser shall be paid an investment management fee (the “Investment Management Fee”), which shall be paid by the Fund at an annual rate of 0.95% of the net asset value of the Fund, which will accrue daily on the basis of the average daily net asset value of the Fund.  In addition, the Adviser shall direct the Fund to pay to each Underlying Adviser a sub-advisory fee, as agreed upon between the Adviser and each Underlying Adviser (the “Underlying Adviser Fee”).  The Investment Management Fee and the Underlying Adviser Fee will be paid out of the Fund’s assets.  For the purposes of this Agreement, the net asset value of the Fund shall be determined in the manner set forth in the Fund’s Prospectus.  The Investment Management Fee is payable in arrears on a quarterly basis and will begin to accrue upon the closing of the first investment in the Fund.  The Adviser may waive some or all of its Investment Management Fee to limit the total operating expenses of the Fund to a specified level.  These arrangements will be at the sole discretion of the Adviser and may be terminated at any time.  The Fund shall not accrue and reimburse the Adviser for any such waivers.

Section 5.                                          Expenses.

(a)                                  The Adviser shall bear all ongoing ordinary administrative and operational costs of the Adviser, including employees’ salaries, office rent, travel costs, computer and equipment costs, telephone bills, office supplies, research and data costs, legal costs, accounting costs, filing costs and communication expenses.  The Adviser may pay third party Selling Agents from its own pocket fees and expenses for distribution and account servicing assistance and such payments shall not be reimbursable.  In addition, the Adviser has the ability to pay other expenses of the Fund and waive reimbursement and in such cases any waived amounts shall not be repaid by the Fund.

(b)                                 For the avoidance of doubt, subject to the Prospectus and any agreement limiting such expenses:

(i)                                   the Fund shall pay all investment expenses, including, but not limited to, underwriting compensation, distribution fees, brokerage commissions (if any) and all other costs of executing transactions, interest expense, insurance expense, custodial expense, its share of expenses of the Investment Funds, including management fees to Investment Managers;

(ii)                                the Fund should pay all ongoing ordinary administrative, organizational, offering and operational costs and expenses of the Fund, including (but not limited to) overhead expenses, including legal costs, accounting costs, insurance, taxes, preparing advertising and sales materials, SEC, FINRA and blue sky registration fees, and any fees paid to the Fund’s administrator, transfer agent, escrow holder or any regulatory and compliance administrator in respect of the Fund; and

(iii)                             the Fund shall also directly pay any extraordinary operating expenses of the Fund.

Section 6.                                          Reports to the Fund.

(a)                                  The Adviser shall submit, or cause to be submitted, to the Fund such reports of the assets or liabilities of the Fund and of the market value of the Fund’s assets under its management as the Board shall from time to time reasonably require.

(b)                                 The Adviser shall not incur any individual liability or responsibility for any determination made, advice given, or other action taken or omitted by it in good faith with respect to the determination of the value of assets of the Fund under its management.

(c)                                  The Adviser agrees to meet with the Board of the Fund, at such times and such places as are reasonably requested by the Board and shall maintain such books and records for inspection by the Board as are required under the 1940 Act and the rules and regulations promulgated thereunder.

Section 7.                                          Provision of Information to Adviser; Adviser’s Knowledge.

(a)                                  The Fund has furnished to the Adviser a copy of its LLC Agreement and its Prospectus and shall from time to time furnish the Adviser with copies of any amendments or supplements thereto.

(b)                                 Until amendments or supplements to an LLC Agreement or a Prospectus are delivered to the Adviser, matters therein stated shall not be binding on the Adviser.

(c)                                  The Adviser shall have no obligations to the Fund other than those: (i) expressly set forth in this Agreement, the Fund’s LLC Agreement or the Fund’s Prospectus or (ii) other obligations arising by Law (as defined below).

(i)                                   “Law” means, collectively, all statutes, laws, codes and ordinances and any rules or regulations of, and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Authority (in each case, whether foreign or domestic and whether federal, state or local).

(ii)                                “Governmental Authority” means any government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, arbitral tribunal or quasi-governmental authority (in each case, whether federal, state, or local and whether U.S. or non-U.S.).

Section 8.                                          Standard of Care.

(a)                                  The Adviser does not guarantee the future performance or any specific level of performance for the Fund, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Fund.  The Fund understands that investment decisions made with regard to the Fund by the Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  Additionally, there may be loss or depreciation of the value of the Fund because of fluctuation of market values.  The Fund understands and acknowledges that the Fund will focus on real estate securities, and, therefore, may expose the Fund to special risks (although the Fund may invest in other securities and investments with separate risks).

(b)                                 Except as required by Law, neither the Adviser nor any of its principals, employees or affiliates will be responsible hereunder for any action, performed or omitted to be performed in good faith or at the direction of the Fund or its agents or affiliates, or for any errors in judgment in managing the Fund.  The Adviser agrees that nothing in this Agreement is intended to constitute a waiver or limitation of its obligations under ERISA, the Advisers Act, or under federal or state securities laws, including any fiduciary obligations under such laws.

(c)                                  The Adviser and its employees and affiliates will not be responsible for any loss incurred by reason of any act or omission of any broker, dealer or custodian; provided, however, that the Adviser will make reasonable efforts in accordance with industry standards to require that brokers, dealers and custodians satisfactorily perform their obligation with respect to the Fund.  The Adviser, in the maintenance of its records and its preparation of Fund reports, does not assume responsibility for the accuracy of information furnished by the Fund’s custodian or any other third-party over which the Adviser does not have control.

Section 9.                                          Limitation of Adviser’s Obligations and Liability.

(a)                                  The Adviser shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the subject matter of this Agreement, including but not limited to any damage or loss incurred by reason of any act or omission of any bank, broker, dealer, or manager, or any agent, partner, director, officer, or employee of any of them, unless such loss arises from willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)                                 The Adviser’s responsibility under this Agreement is to furnish the Fund with advisory services based upon its professional skill, experience, and judgment, and the Adviser makes no representation or warranty:

(i)                                   as to the accomplishment of any particular investment results by any Investment Manager, any Investment Fund, a Fund, any sub-adviser or Underlying Adviser; or

(ii)                                as to the accuracy or completeness of any information supplied by an Investment Fund or an Investment Manager to the extent such information is regarding any Investment Manager or any Investment Fund and (i) was provided by such Investment Manager or Investment Fund or (ii) is derived by the Investment Manager from information produced by an Investment Manager or Investment Fund and, in each instance, is not materially inconsistent with such information.

(c)                                  Nothing contained in this Agreement shall in any way constitute a waiver or limitation of any rights granted to the Fund or its members under the U.S. federal securities laws.

Section 10.                                   Indemnification.

(a)                                  The Fund shall indemnify the Adviser and its Affiliates (as defined below) and their respective partners, members, managers, directors, officers, shareholders, employees, and controlling persons (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”)

against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Fund, provided that:

(i)                                   the same were not the result of willful misfeasance, bad faith or gross negligence on the part of such Indemnified Party in the performance of its duties (if any) under this Agreement or resulted from such Indemnified Party’s reckless disregard of its obligations and duties (if any) under this Agreement; and

(ii)                                Affiliates of the Adviser shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the Adviser and acting wholly within the scope of the authority of the Adviser.

(A)                              “Affiliate” shall mean any person performing services on behalf of the Fund who: (i) directly or indirectly controls, is controlled by, or is under common control with the Adviser; (ii) owns or controls ten percent or more of the outstanding voting securities of the Adviser; (iii) is an officer or director of the Adviser; or (iv) is an officer, director, partner, or trustee of any company for which the Adviser acts in any such capacity.

(b)                                 Notwithstanding the above, the Adviser and its Affiliates shall not be indemnified for any losses, liabilities, or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless:

(i)                                   there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(ii)                                such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs; or

(iii)                             a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c)                                  In any claim for indemnification resulting from U.S. federal or state securities law violations, the party seeking indemnification shall place before the court the position of the SEC or any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

(d)                                 The Funds shall not incur the cost of any portion of insurance which insures any party against any liability for which the indemnification is herein prohibited.

Section 11.                                   Other Activities of the Adviser.

(a)                                  The Fund recognizes that the Adviser and the officers and Affiliates of the Adviser have investments of their own and are acting or may act as investment manager or general partner for others.

(b)                                 The Fund also recognizes that the Adviser and its officers and Affiliates may be or become associated with other investment entities and engage in investment management for others (collectively, “Other Clients”).

(c)                                  The Fund further recognizes that the Adviser and its Affiliates and their respective principals, partners, directors, officers, members, employees and beneficial owners, from time to time may acquire, possess, manage, hypothecate and dispose of securities or other investment assets, and engage in any other investment transactions for any account over which they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity they have a beneficial interest or the accounts of their Other Clients.

(d)                                 Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Adviser or its officers or Affiliates to engage in, or to devote time and attention to, the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual, or association.

(e)                                  The Fund acknowledges and agrees that (as disclosed in the Prospectus) there may be differences in Investment Fund and Investment Manager line-ups and allocations among each Investment Fund and Investment Manager for the Other Clients and that the Adviser may give advice or take action with respect to the accounts of Other Clients that differs from the advice given with respect to the Fund.

Section 12.                                   Confidentiality.  All investment advice furnished by the Adviser to the Fund shall remain the property of the Adviser, shall be treated as confidential by such Fund, and shall not be used by such Fund or disclosed to third parties except as required in connection with the operation of such Fund or as required by Law or by demand of any regulatory agency or self-regulatory organization.

Section 13.                                   Notice.  All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Fund:	Versus Global Multi-Manager Real Estate Income Fund LLC
7100 E Belleview Ave, Suite 306
Greenwood Village, CO 80111-1632
Attention:	Mark D. Quam, Chief Executive Officer

To the Adviser:	Versus Capital Advisors LLC
7100 E Belleview Ave, Suite 306
Greenwood Village, CO 80111-1632
Attention:	Mark D. Quam, Chairman of the Board

Section 14.                                   No Assignment.  This Agreement shall terminate automatically in the event of its assignment in accordance with Section 15(a)(4) of the 1940 Act.

Section 15.                                   Term.  This Agreement shall become effective as of the date of its execution, providing it has been approved by (i) the vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act) and (ii) a majority of those Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  This Agreement shall remain in effect for a period of two years, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board, or by the vote of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act) and (ii) the vote of a majority of those Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, except that the Agreement may be terminated by:

(a)                                  the Fund, at any time, without the payment of any penalty, by (i) the Board or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than 60 days’ written notice to the Adviser, in accordance with Section 15(a)(3) of the 1940 Act;

(b)                                 the Adviser at any time upon 90 days’ written notice to the Fund; or

(c)                                  the “assignment” of this Agreement by either party (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

Section 16.                                   Governing Law.  This Agreement and all performances hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of choice of law.

Section 17.                                   Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect so long as they preserve the basic economic terms of the agreement described herein.

Section 18.                                   Survival of Obligations.  Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.  Specifically, and without limiting the generality of the foregoing, the obligations set forth in Section 8 and Section 9 and the obligation to settle accounts hereunder shall survive the termination of this Agreement and continue in effect indefinitely.

Section 19.                                   Entire Agreement; Counterparts.  This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein.  This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:
	Name:	Mark D. Quam
	Title:	Director, Chairman of the Board

VERSUS CAPITAL ADVISORS LLC

By:
	Name:	Mark D. Quam
	Title:	Chief Executive Officer

EXHIBIT B

INVESTMENT GUIDELINES

[to come]